Exhibit 99.1

                     Contango Updates Operations

    HOUSTON--(BUSINESS WIRE)--Dec. 6, 2006--Contango Oil & Gas Company (AMEX:MCF) announced today that it has fracture stimulated ("fraced") and production tested its first two Fayetteville Shale wells operated by its alliance partner, Alta Resources LLC ("Alta"), the Alta-Thines #1-30H in its Pigeon Roost area where it has 5,600 net mineral acres (approximately 3,900 net to Contango) and the Alta-Ledbetter #1-33H in its Buck Ridge area where it has 5,100 net mineral acres (approximately 3,600 net to Contango). The Alta-Thines #1-30H flowed at approximately 1 million cubic feet per day ("MMcf/d") and is currently shut-in awaiting hook-up to production facilities, expected by February 2007. The Alta-Ledbetter #1-33H did not flow commercial quantities of gas, and has been temporarily abandoned while we consider various re-completion alternatives.

    The following outlines the Company's wells in the Pigeon Roost and Buck Ridge areas:

                Pigeon Roost               Buck Ridge
           -----------------------   -----------------------
           Alta-Thines #1-30H        Alta-Ledbetter #1-33H
           Alta-Briggler #1-31H      Alta-Wooten #1-34H
           Alta-Beck #1-32H          Alta-Clark #1-26H
           Alta-Kaufman #1-12H


    The Company plans to drill its next set of wells north of its Pigeon Roost and Buck Ridge areas in what it considers to be a proven area of the Fayetteville Shale play, and where Alta has approximately 18,000 net mineral acres (approximately 12,600 net to Contango). Alta has been designated as operator in the following sections: 29-10N-15W, 4-9N-15W, 8-9N-12W, 18-9N-12W and anticipates drilling its first well in section 8-9N-12W. Alta could drill up to 32 wells in these four sections. Alta recently released its second rig to another operator and has the option of getting this second rig back in February 2007.

    Contango has now been integrated into 73 wells by a third party operator. Of these, 22 wells are currently producing, 20 wells are either drilled or awaiting completion, and 31 wells are scheduled to be drilled.

    In addition, the Company is in negotiations to sell its wholly-owned subsidiary's, Contango Operators, Inc. ("COI"), 25% working interest (1.9 billion cubic feet equivalent net to COI) in our Grand Isle 72 discovery ("Liberty") for $7.0 million. Our partially-owned subsidiary, Contango Offshore Exploration LLC ("COE"), will continue to own its 50% working interest. We expect production at an 8/8ths rate of 8 million cubic feet equivalent per day ("MMcfe/d") to begin at this well prior to year-end.

    Our Eugene Island 10 ("Dutch") well is also expected to begin producing prior to year-end at an 8/8ths rate of 30 MMcfe/d. Production, net to Contango from its Dutch and Liberty wells, is expected to be approximately 13 MMcfe/d. The location for our Dutch # 2 exploration well is complete and we anticipate spudding this well prior to year-end.

    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "While the Alta-Ledbetter #1-33H well is a disappointment, we are not sure why the well didn't flow. We are considering various alternatives, including re-fracing the well. We will also frac and test the Alta-Clark #1-26H, which is also in Buck Ridge and near our Alta-Ledbetter #1-33H well, in the first quarter of 2007 using a different frac technique. In Pigeon Roost we intend to frac our Alta-Briggler #1-31H well sometime in the first quarter as well."

    Mr. Peak continued, "Drilling operations are a challenge in the Pigeon Roost and Buck Ridge areas and we have encountered a variety of difficulties with each of the seven wells we have drilled. We believe we are still early in the exploration life of this play and that by experimenting with alternative drilling and fracing techniques, we will ultimately be able to economically produce the Fayetteville Shale in these two areas. In the interim, however, as we consider the necessary drilling, fracing and completion procedures to improve our performance, we will focus our drilling efforts further north in a proven, shallower area of the play."

    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com